Exhibit 99.1

Earth Science Tech, Inc., Reports Record Fiscal Q1 2023 Financial Results

“Strategy is important, execution is everything.”

Miami, FL, July 28, 2023, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a holding entity currently focused on the health and wellness industry, today shares financial results, highlights, and outlook from record fiscal Q1 2023 report, quarter ended June 30, 2023.

Financial Results:

As of June 30, 2023, the Company recorded:

●	$91,989 in cash, a 352.63% increase compared to the quarter ended June 30, 2022, and a 157% increase compared to the year ended March 31, 2023.

●	$2,752,719 in assets, a 759% increase compared to the quarter ended June 30, 2022, and a 2.25% increase compared to the year ended March 31, 2023.

●	$219,934 in revenue, versus $0 in the quarter ended June 30, 2022, and a 353.13% increase compared to the year ended March 31, 2023.

●	$148,769 in gross profit, versus $0 in the quarter ended June 30, 2022, and a 574.38% increase compared to the year ended March 31, 2023.

●	$1,263,660 in liabilities, a 44.59% decrease compared to the quarter ended June 30, 2022, and a 21.44% decrease compared to the year ended March 31, 2023.

●	$1,489,059 in Stockholders Equity, a 175.97% increase compared to the quarter ended June 30, 2022, and a 37.40% increase compared to the year ended March 31, 2023.

Highlights:

●	In April 2023, RxCompoundStore.com, LLC. (“RxCompound”) created ViagraMia.com and MySexGummy.com to diversify its men’s health sales channels by offering rapid online telehealth consultations and fulfillment of ED prescriptions.

●	In May 2023, the Company created DocProtocol.com (“DocProtocol”) to offer patient specific protocols to doctors and wellness centers for their patients. The protocols are developed by highly respected functional medicine professionals, and we expect the majority of the prescriptions generated by DocProtocol will be fulfilled by RxCompound.

●	In May 2023, RxCompound created ClearUpSkinCare.com to develop and offer medical grade skincare products.

●	In May 2023, RxCompound received approval for its sterile compounding lab and began operations, including sales of sterile injectable prescriptions.

●	In June 2023, Peaks Curative, LLC. (“Peaks”) created MyOnlineConsultation.com (“MOC”) a patient to doctor referral platform to facilitate consultations for compounded prescription medications. Through MOC’s doctor network, patients will be able to obtain prescriptions for compounded medications for men’s health, women’s health, hair and skin care, and weight loss filled by RxCompound.

Outlook:

●	Continue to obtain pharmacy licenses in additional states within the U.S.
●	Launch DocProtocol, MyOnlineConsultation, and ClearUpSkinCare.
●	Complete OTCQB uplist.
●	Expand Peaks to diversify its services.

ETST’s CEO and Chairman of the Board, Giorgio R. Saumat comments, “We have come a long way in the last few months. I’m glad the company has reduced its liabilities significantly, while also increasing its cash position. These two metrics combined show hard work and dedication by the entire team. Management is committed to continuing the execution of our growth strategy.”

About Earth Science Tech, Inc.

Earth Science Tech, Inc. is a holding entity currently in compounding pharmaceuticals and telemedicine through its wholly owned subsidiaries RxCompoundStore.com, LLC., Peaks Curative, LLC. and Earth Science Foundation, Inc.

To learn more, please visit: www.EarthScienceTech.com

RxCompoundStore.com, LLC.

RxCompound is a complete compounding pharmacy. RxCompound is currently licensed to fulfill prescriptions in the states of Florida, New York, New Jersey, Delaware, Pennsylvania, Rhode Island, Nevada, Colorado, Arizona, Utah, Georgia, Wisconsin, Minnesota and Massachusetts. RxCompound is in the application process to obtain licenses in the remaining states in which it is not yet approved to ship prescriptions.

To learn more please visit: www.RxCompoundStore.com

About Peaks Curative, LLC.

Peaks is a telemedicine referral site focused on men’s health. Peaks’ orders are exclusively fulfilled by RxCompound. Patients who order Peaks via monthly subscription receive their refills automatically. Currently, Peaks is focused on Men’s health, and, more specifically, ED. The company intends to expand offerings to include over the counter (“OTC”) (non-prescription) products such as supplements and topicals. The OTC products will be custom manufactured or fulfilled through partnered companies under the Peaks brand and offered worldwide.

To learn more please visit: www.PeaksCurative.com

About Earth Science Foundation, Inc.

Earth Science Foundation Inc. is a favored entity of the Company, effectively being a non-profit organization that was incorporated on February 11, 2019, and is structured to accept grants and donations to help those in need of assistance in paying for prescriptions.

SAFE HARBOR ACT: Forward-Looking Statements are included within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, listing on the CSE, including words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements and involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Nickolas S. Tabraue

Chief Compliance Officer

(786) 375-7281

Nick@earthsciencetech.com